Exhibit 99.1

Company Contact:	Investor Relations:
Kelly J. Gill	Cameron Associates
President and CEO	Kevin McGrath
615.771.7575	212.245.4577

Advocat Announces 2011 Fourth Quarter and Year End

Results

Revenue Increases 8.5%

BRENTWOOD, TN, (March 7, 2012) – Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced its results for the fourth quarter and year ended December 31, 2011, which included an 8.5% increase in revenue for the year ended December 31, 2011. On February 29, 2012, the Company declared a fourth quarter dividend of 5.5 cents per common share. The dividend will be paid April 13, 2012 to shareholders of record on March 31, 2012.

CEO Remarks

Kelly Gill, CEO, commented, “We had several important achievements during the year, which resulted in an 8.5% increase in revenue, from $290.1 million in 2010 to $314.7 million in 2011. Medicare and managed care average daily census increased 11.9% for the year to 16.3% of total census. Our average Medicare rate for the year, net of the 11.1% CMS rate cut increased by 11.9% compared to last year. This rate increase is a direct reflection of our efforts to deliver high quality skilled nursing and rehabilitation services.

“For the fourth quarter, skilled mix as a percent of total census increased to 16.5% from 14.1%, an increase of 17% over the same quarter last year. Our Medicare rates in the fourth quarter decreased compared to the fourth quarter of 2010, primarily due to CMS rate cuts that were effective October 1, 2011.”

Mr. Gill continued, “Although we made progress in 2011, we did experience a net loss from continuing operations in the fourth quarter as a result of an increase in professional liability expense of $2.3 million compared to 2010 and the ongoing costs of strategic initiatives. As we enter 2012, we are focused on the implementation of our growth strategy which centers on enhancing our high acuity patient care services, modernizing our facilities, and achieving the benefits from our recently completed implementation of electronic medical records in all of our facilities. While we are incurring these additional costs today, we believe the benefits from improved skilled mix will continue to develop in future periods. In addition, we have taken further steps to reduce costs through vendor negotiations and staff reductions. It’s also worth noting that the completion of our EMR implementation in 2011 will mean reduced costs in 2012 of $1.1 million compared to 2011.”

Fourth Quarter 2011 compared to 2010

•	Revenue increased 3.0%, to $77.8 million, compared to $75.5 million.

•	Total skilled census, Medicare and managed care census combined, increased 14.6% to 677 compared to 591.

•	Medicaid rates increased 5.0% due to patient acuity levels and rate increases in certain states.

•	Medicare Part B revenues increased by $445,000, or 18.2%.

•	Net loss from continuing operations was $1.1 million compared to net income of $2.0 million, or a loss of $0.21 per diluted common share compared to net income of $0.34 per diluted common share.

Year Ended December 31, 2011 compared to 2010

•	Revenue increased 8.5%, to $314.7 million, compared to $290.1 million.

•	Total skilled census, Medicare and managed care census combined, increased 11.9%.

•	Medicaid rates increased 3.7% due to patient acuity levels and rate increases in certain states.

•	Medicare Part B revenues increased by $2.1 million.

•	Net income from continuing operations was $1.4 million, or $0.18 per diluted common share, compared to $4.0 million, $0.62 per diluted common share.

Other Highlights for the Year Ended 2011

The following table summarizes key revenue and census statistics for the year:

	Year Ended December 31
	2011	2010
Skilled nursing occupancy	77.2%	78.1%
As a percent of total census:
Medicare census	14.3%	13.0%
Managed care census	2.0%	1.4%
As a percent of total revenues:
Medicare revenues	34.5%	30.7%
Medicaid revenues	49.4%	53.4%
Managed care revenues	4.0%	3.0%
Average rate per day:
Medicare	$451.76	$403.67
Medicaid	$152.25	$146.84
Managed care	$403.25	$386.08

Patient Revenues

The average Medicare rate per patient day for 2011 increased 11.9% compared to 2010, resulting in a net increase in revenue of $10.4 million. This increase is primarily attributable to investments we have made to improve our skilled care offerings and the net effect in 2011 of rate changes enacted by CMS during 2010 and 2011.

An increase in Medicare census contributed approximately $7.2 million to the total revenue increase. Medicare average daily census increased 9.0% to 593 in 2011 from 544 in 2010. We experienced an increase of $2.1 million in revenue delivery to our Medicare B patients in 2011 compared to 2010.

Medicaid rates and census contributed approximately $0.5 million of the total revenue increase. The average Medicaid rate per patient day for 2011 increased 3.7% compared to 2010.

Managed care rates and census contributed approximately $3.8 million of the total revenue increase primarily due to an increase in managed care average daily census of 39%.

Expenses

Operating expense increased $14.8 million, or 6.5%. This increase is primarily attributable to cost increases associated with our increased revenue as well as investment in our operating initiatives focused on improving our skilled mix and occupancy. Operating expense was 77.5% of revenue in 2011, compared to 79.0% in 2010.

The largest component of operating expense is wages, which increased to $152.5 million in 2011 from $142.0 million in 2010, an increase of $10.5 million, or 7.4%. The increase in wages was primarily due to labor costs associated with the 11.9% increase in Medicare and managed care patients, competitive labor markets in most of the areas in which we operate and regular merit and inflationary raises for personnel (increase of approximately 3.7% for the year). Consistent with our strategic initiatives to increase our high acuity patient care capabilities and grow our skilled mix and occupancy we have added additional registered nurses and therapists to attract and serve the needs of these patients, including approximately $4.2 million in therapy staffing costs, $2.1 million in nursing center staffing costs to improve our ability to market and care for high acuity patients and $0.7 million for increased wages that resulted from the transition to the new MDS 3.0 patient assessment tool in our facilities.

Professional liability expense was $11.0 million in 2011 compared to $5.4 million in 2010, an increase of $5.6 million. Our cash expenditures for professional liability costs of continuing operations were $8.0 million and $5.1 million for 2011 and 2010, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the number of claims asserted, the severity of claims asserted, the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims.

General and administrative expenses were $25.6 million in 2011 compared to $19.7 million in 2010, an increase of $5.9 million, or 30%. Our strategic initiatives accounted for approximately $3.3 million of the increase. These strategic initiative costs include compensation costs related to new positions of approximately $2.3 million, as well as non-recurring general and administrative expenses related to the continued implementation of electronic medical records amounting to $0.7 million. We also experienced an increase of approximately $1.0 million in severance costs and a $0.6 million increase in legal costs during 2011.

Facility Renovations

As of December 31, 2011, the Company has completed renovations at fifteen facilities. In January 2012 we completed two additional projects, one a $1.7 million major renovation project and the other a $0.4 million project to add therapy space and functionality to a nursing center we renovated in 2010. We currently have two other projects in process that we expect to complete in early 2012, and we are developing plans for additional renovation projects. A total of $24.7 million has been spent on the renovation program to date, with $17.2 million financed through Omega, $6.1 million financed with internally generated cash, and $1.4 million financed with long-term debt.

Electronic Medical Records

As of December 31, 2011, we have completed implementation of EMR in all of our nursing centers. Our investment in EMR is providing operational improvements through automation of record keeping and improvement in clinical records quality. Through December 31, 2011, we have capitalized $3.5 million related to our EMR initiative and expensed $1.7 million for training costs. Total EMR project costs were approximately $110,000 per nursing center.

West Virginia Nursing Center

On December 28, 2011 we completed construction of Rose Terrace, our third health care center in West Virginia. The state of the art 90-bed skilled nursing center is located in Culloden, West Virginia, along the Huntington-Charleston corridor, and offers 24-hour skilled nursing care designed to meet the care needs of both short and long term nursing patients. The initial lease term is 20 years, and we have the right to purchase the center for a price ranging from 110% to 120% of the total project cost.

Conference Call Information

A conference call has been scheduled for Thursday, March 8, 2012 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss 2011 year end results.

The conference call information is as follows:

Date:	Thursday, March 8, 2012
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.advocat-inc.com

Dial in numbers:	877.674.2413 (domestic) or 708.290.1366 (International)
The Operator will connect you to Advocat Inc.’s Conference Call

The call will consist of remarks from management as well as a question and answer session. In addition to the questions posed during the live call, management will also be addressing questions submitted by email. If you would like to submit a question please email it to InvestorRelations@advocat-inc.com before the start of the call.

A replay of the conference call will be accessible two hours after its completion through March 17, 2012 by dialing 855.859.2056 (domestic) or 404.537.3406 (international) and entering passcode 54756578.

FORWARD-LOOKING STATEMENTS

The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to successfully operate the new nursing center in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, costs and impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat provides long term care services to patients in 47 skilled nursing centers containing 5,445 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocat-inc.com.

-Financial Tables to Follow-

ADVOCAT INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2011	December 31, 2010
ASSETS:
Current Assets
Cash and cash equivalents	$6,692	$8,862
Receivables, net	26,342	23,801
Deferred income taxes	6,041	4,207
Other current assets	6,245	5,965

Total current assets	45,320	42,835

Property and equipment, net	47,078	38,180
Deferred income taxes	10,352	12,408
Acquired leasehold interest, net	8,996	9,380
Other assets, net	4,998	3,153

TOTAL ASSETS	$116,744	$105,956

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$1,131	$582
Trade accounts payable	3,928	3,120
Accrued expenses:
Payroll and employee benefits	13,589	11,047
Current portion of self-insurance reserves	8,470	7,379
Other current liabilities	2,767	4,479

Total current liabilities	29,885	26,607
Noncurrent Liabilities
Long-term debt, less current portion	28,768	23,819
Self-insurance reserves, less current portion	12,049	11,659
Other noncurrent liabilities	18,155	16,748

Total noncurrent liabilities	58,972	52,226

PREFERRED STOCK	4,918	4,918

SHAREHOLDERS’ EQUITY	22,969	22,205

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$116,744	$105,956

ADVOCAT INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
PATIENT REVENUES, NET	$77,769	$75,490	$314,715	$290,130

EXPENSES:
Operating	61,459	58,757	243,929	229,081
Lease	5,761	5,701	22,939	22,600
Professional liability	3,580	1,269	10,962	5,364
General and administrative	6,226	4,961	25,589	19,680
Depreciation and amortization	1,835	1,524	6,592	5,825
Asset impairment	—	—	344	—

	78,861	72,212	310,355	282,550

OPERATING INCOME (LOSS)	(1,092)	3,278	4,360	7,580

OTHER INCOME (EXPENSE):
Interest income	1	2	11	2
Interest expense	(640)	(410)	(2,366)	(1,634)
Debt retirement costs	—	—	(112)	(127)

	(639)	(408)	(2,467)	(1,759)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,731)	2,870	1,893	5,821
(PROVISION) BENEFIT FOR INCOME TAXES	603	(830)	(509)	(1,858)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,128)	2,040	1,384	3,963
DISCONTINUED OPERATIONS	(7)	(296)	(17)	(114)

NET INCOME (LOSS)	(1,135)	1,744	1,367	3,849
PREFERRED STOCK DIVIDENDS	86	86	344	344

NET INCOME (LOSS) FOR COMMON STOCK	$(1,221)	$1,658	$1,023	$3,505

NET INCOME PER COMMON SHARE:
Per common share – basic
Income (loss) from continuing operations	$(0.21)	$0.34	$0.18	$0.63
Income (loss) from discontinued operations	—	(0.05)	—	(0.02)

	$(0.21)	$0.29	$0.18	$0.61

Per common share – diluted
Income (loss) from continuing operations	(0.21)	0.34	$0.18	$0.62
Income (loss) from discontinued operations	—	(0.05)	(0.01)	(0.02)

	$(0.21)	$0.29	$0.17	$0.60

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,787	5,742	5,774	5,732

Diluted	5,787	5,814	5,906	5,854

ADVOCAT INC.

FUNDS PROVIDED BY OPERATIONS

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET INCOME (LOSS)	$(1,135)	$1,744	$1,367	$3,849
Loss from discontinued operations	(7)	(296)	(17)	(114)

Net income (loss) from continuing operations	(1,128)	2,040	1,384	3,963
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,835	1,524	6,592	5,825
Provision for doubtful accounts	628	510	2,330	2,127
Deferred income tax provision	(1,137)	1,553	801	2,051
Provision (benefit) for self-insured professional liability, net of cash payments	1,987	(673)	1,767	(754)
Stock-based compensation	(9)	110	537	597
Amortization of deferred balances	38	46	160	213
Provision for leases in excess of cash payments	(16)	113	320	782
Other	176	—	599	127

FUNDS PROVIDED BY OPERATIONS	$2,374	$5,223	$14,490	$14,921

FUNDS PROVIDED BY OPERATIONS PER SHARE:
Basic	$0.41	$0.91	$2.51	$2.60

Diluted	$0.40	$0.90	$2.45	$2.55

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,787	5,742	5,774	5,732

Diluted	5,877	5,814	5,906	5,854

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.

SELECTED OPERATING STATISTICS

DECEMBER 31, 2011

(Unaudited)

Region			For the Three Months Ended December 31, 2011
	As of December 31, 2011		Skilled Nursing Weighted	Occupancy (Note 1)		Medicare Utilization	2011 Q4 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 2)	Medicaid Room and Board Revenue PPD (Note 2)
	Licensed Nursing Beds	Available Nursing Beds	Average Daily Census	Licensed Nursing Beds	Available Nursing Beds
Alabama	790	783	716	90.7%	91.5%	14.9%	$15.2	$444.00	$175.39
Arkansas	1,311	1,157	900	68.7%	77.8%	16.8%	16.9	378.79	159.44
Kentucky	868	835	684	87.3%	91.1%	14.2%	14.5	422.36	180.00
Tennessee	617	576	487	79.0%	84.6%	18.1%	9.3	388.15	147.05
Texas	1,859	1,673	1,323	71.2%	79.1%	11.1%	21.9	435.84	132.54

Total	5,445	5,024	4,110	76.7%	82.8%	14.4%	$77.8	$413.31	$156.00

Region			For the Year Ended December 31, 2011
	As of December 31, 2011		Skilled Nursing Weighted	Occupancy (Note 1)		Medicare Utilization	2011 YTD Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 2)	Medicaid Room and Board Revenue PPD (Note 2)
	Licensed Nursing Beds	Available Nursing Beds	Average Daily Census	Licensed Nursing Beds	Available Nursing Beds
Alabama (Note 3)	790	783	708	89.7%	90.5%	15.7%	$60.8	$479.37	$172.14
Arkansas	1,311	1,157	920	70.2%	79.5%	16.9%	68.9	413.90	153.82
Kentucky	868	835	684	87.7%	91.6%	14.0%	57.2	456.17	174.99
Tennessee	617	576	501	81.1%	86.9%	17.1%	39.5	435.02	147.46
Texas	1,859	1,673	1,328	71.2%	79.4%	10.9%	88.3	478.05	129.50

Total	5,445	5,024	4,141	77.2%	83.9%	14.3%	$314.7	$451.76	$152.25

Note 1:	The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.
Note 2:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.
Note 3:	The Alabama region includes nursing centers in Alabama and Florida.

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